Exhibit 97.1
Clawback Policy

Company Policy

Clawback Policy
Version 1
September 19, 2023

1.Applicability

This Policy applies to all current and former Executive Officers of DT Midstream, Inc. (Company). Incentive-Based Compensation Received by a newly appointed Executive Officers prior to the Executive Officer’s appointment is not subject to this Policy.

2.Policy

A.General

1.The purpose of this Policy is to establish a policy for the recovery of Erroneously Awarded Compensation Received by Covered Individuals during the Lookback Period.

2.This Policy is established to comply with Section 303A.14 of the New York Stock Exchange Listed Company Manual (Clawback Rules), promulgated pursuant to the final rules adopted by the Securities and Exchange Commission enacting the clawback standards under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

B.Definitions

1.Covered Individual – a current or former Executive Officer.

2.Executive Officer – an “officer” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

3.Erroneously Awarded Compensation – the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid by the Covered Individual or withheld from the Incentive-Based Compensation.

4.Incentive-Based Compensation – any compensation that is granted, earned or vested based upon the attainment of a Financial Reporting Measure.

Clawback Policy

Company Policy

5.Financial Reporting Measure – a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measures, including stock price and total shareholder return (TSR), whether or not included in a filing with the Securities and Exchange Commission.

6.Lookback Period – the three-year period immediately preceding the date the Company (board, committee, or management) concludes that a restatement is required (or reasonably should have concluded a restatement was required) or a regulator, court or other legally authorized entity directs the Company to prepare a restatement.

7.Received – Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

8.Content

A.Triggering Events
The Company must seek recoupment of Erroneously Awarded Compensation in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including:
1.Any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or
2.To correct an error in previously issued financial statements that would result in a material misstatement if:
a.The error was corrected in the current period, or
b.The error was left uncorrected in the current period.
B.Recovery of Erroneously Awarded Compensation
The Company shall reasonably promptly recover Erroneously Awarded Compensation Received by a Covered Individual as required by the Clawback Rules during the Lookback Period.

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Company Policy

C.Covered Compensation
1.This Policy applies to the Incentive-Based Compensation Received:
a.after such Covered Individual began service as an Executive Officer;
b.who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
c.while the Company has a class of securities listed on a national securities exchange or a national securities association; and
d.during the Lookback Period (or during any transition period, that results from a change in the Company’s fiscal year, within or immediately following those three completed fiscal years, as determined in accordance with the Clawback Rules).
2.The amount of Incentive-Based Compensation subject to this Policy is the amount of any Erroneously Awarded Compensation, as determined in accordance with this Policy and the Clawback Rules.
3.The Company’s Organization and Compensation Committee (O&C Committee) shall make all determinations regarding the amount of Erroneously Awarded Compensation.
D.Method of Recovery
1.The O&C Committee shall determine, in its sole discretion, the manner in which any Erroneously Awarded Compensation shall be recovered. Methods of recovery may include, but are not limited to:
a.seeking direct repayment from the Covered Individual;
b.reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement pursuant to which the Incentive-Based Compensation was paid) the amount that would otherwise be payable to the Covered Individual under any compensation, bonus, incentive, equity and other benefit plan, agreement, policy or arrangement maintained by the Company or any of its affiliates;
c.cancelling any award (whether cash- or equity-based) or portion thereof previously granted to the Covered Individual; or
d. any combination of the foregoing.
E.Disclosures

Clawback Policy

Company Policy

1.The Company will file this Policy, including revised versions, as an Exhibit to its Annual Report on Form 10-K.
2.The Company will make certain disclosures in its Annual Report on Form 10-K or proxy statement should a triggering event occur, which shall include, but not be limited to:
a.date required to prepare the accounting statement;
b.aggregate dollar amount of clawback and analysis of how the amount was calculated;
c.aggregate amount that remains unrecovered at the end of the current fiscal year;
d.amounts owed by each Executive Officer that is outstanding by more than 180 days; and
e.estimates used to calculate the clawback amount and methodology used if the clawback is attributable to Incentive-Based Compensation based on stock price or TSR.
F.No-Fault Basis
This Policy applies on a no-fault basis, and Covered Individuals will be subject to recovery under this Policy without regard to their personal culpability.
G.Other Company Arrangements
This Policy shall be in addition to, and not in lieu of, any other clawback, recovery or recoupment policy maintained by the Company from time to time, as well as any clawback, recovery or recoupment provision in any of the Company’s plans, awards or individual agreements (including the clawback, recovery and recoupment provisions in the Company’s equity award agreements) (collectively, Other Company Arrangement) and any other rights or remedies available to the Company, including termination of employment; provided, however, that there is no intention to, nor shall there be, any duplicative recoupment of the same compensation under more than one policy, plan, award or agreement. In addition, no Other Company Arrangement shall serve to restrict the scope or the recoverability of Erroneously Awarded Compensation under this Policy or in any way limit recovery in compliance with the Clawback Rules.
H.No Indemnification
Notwithstanding anything to the contrary set forth in any policy, arrangement, bylaws, charter, certificate of incorporation or plan of the Company or any

Clawback Policy

Company Policy

individual agreement between a Covered Individual and the Company or any of its affiliates, no Covered Individual shall be entitled to indemnification from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to this Policy; provided, however, that to the extent expense advancement or reimbursement is available to a Covered Individual, this Policy shall not serve to prohibit such advancement or reimbursement.

I.Administration and Interpretation
1.The O&C Committee shall interpret and construe this Policy consistent with the Clawback Rules and applicable laws and regulation and shall make all determinations necessary, appropriate or advisable for the administration of this Policy.
2.Any determinations made by the O&C Committee shall be final, binding and conclusive on all affected individuals.
3.As required by the Clawback Rules, the Company shall provide public disclosures related to this Policy and any applicable recoveries of Erroneously Awarded Compensation.
4.To the extent this Policy conflicts or is inconsistent with the Clawback Rules, the Clawback Rules shall govern.
5.In no event is this Policy intended to be broader than, or require recoupment in addition to, that required pursuant to the Clawback Rules.
J. Amendment or Termination of this Policy

The Board reserves the right to amend this Policy at any time and for any reason, subject to applicable law and the Clawback Rules. To the extent that the Clawback Rules cease to be in force or cease to apply to the Company, this Policy shall also cease to be in force.

I.Covered Individual Acknowledgment

All Covered Individuals are required to sign a Covered Individual Acknowledgment Form confirming their understanding of this Policy and the Clawback Rules. The Covered Individual Acknowledgment Form will be administered and maintained by the Corporate Secretary’s Office.

4.Sources

A.Section 303A.14 of the New York Stock Exchange Listed Company Manual
B.Officer Code of Business Conduct and Ethics

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Company Policy

C.Internal Control over Financial Reporting Policy
D.Covered Individual Acknowledgment Form

Accountable Officer: O&C Committee

Last Reviewed: September 19, 2023